EXHIBIT 23.1










  The Board of Directors
  Quipp, Inc.:


  We consent to the incorporation by reference in the registration statement on Form S-8 of Quipp, Inc. of our report dated March 8, 1996, relating to the consolidated balance sheets of Quipp, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operation, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Form 10-K of Quipp, Inc.


                                KPMG PEAT MARWICK LLP






  Miami, Florida
  June 18, 1996